As filed with the Securities and Exchange Commission on January 18, 2012

File No. 333-139977

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORCE PROTECTION, INC.

(Exact name of registrant as specified in its charter)

Nevada	84-1383888
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

(703) 876-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stock Compensation for Employees

(Full title of the plan)

Gregory S. Gallopoulos, Esq.

Vice President

Force Protection, Inc.

c/o General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

(703) 876-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Force Protection, Inc., a Nevada corporation (the “Company”), on Form S-8 (Registration No. 333-139977), filed with the Securities and Exchange Commission (the “SEC”) on January 12, 2007 (the “Registration Statement”), which registered the offering of 1,972,291 shares of common stock, par value $0.001 (“Shares”).

On December 19, 2011, pursuant to the Agreement and Plan of Merger, dated as of November 7, 2011 (as amended, the “Merger Agreement”), by and among General Dynamics Corporation, a Delaware corporation (“Parent”), Falcon Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Company has terminated the offering of its Shares pursuant to this Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any Shares which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling Heights, State of Michigan, on January 18, 2012.

FORCE PROTECTION, INC.

/s/ Arjun L. Kampani
By: Arjun L. Kampani Title: Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mark C. Roualet	President (Principal Executive Officer)
Name: Mark C. Roualet		January 18, 2012

/s/ Evelyn Milam	Vice President (Principal Financial Officer)
Name: Evelyn Milam		January 18, 2012

/s/ Evelyn Milam	Vice President (Principal Accounting Officer)
Name: Evelyn Milam		January 18, 2012

/s/ Gregory S. Gallopoulos
Gregory S. Gallopoulos	Director	January 18, 2012

/s/ David K. Heebner
David K. Heebner	Director	January 18, 2012

/s/ L. Hugh Redd
L. Hugh Redd	Director	January 18, 2012